Exhibit 99.1

DIAMONDBACK ENERGY, INC. ANNOUNCES SECOND QUARTER 2021 FINANCIAL AND OPERATING RESULTS

Midland, TX (August 2, 2021) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced financial and operating results for the second quarter ended June 30, 2021.

SECOND QUARTER 2021 HIGHLIGHTS

•Q2 2021 average production of 242.5 MBO/d (401.5 MBOE/d)
•Generated Q2 2021 cash flow from operating activities of $954 million; Operating Cash Flow Before Working Capital Changes (as defined and reconciled below) of $944 million, or $5.19 per diluted share
•Q2 2021 cash capital expenditures of $366 million; Q2 2021 activity-based capital expenditures incurred of approximately $418 million
•Generated Q2 2021 Free Cash Flow (as defined and reconciled below) of $578 million, or $3.18 per diluted share
•Increasing annual dividend by 12.5% to $1.80 per share; declared Q2 2021 cash dividend of $0.45 per share payable on August 19, 2021; implies a 2.3% annualized yield based on the July 30, 2021 share closing price of $77.13
•Closed previously announced divestitures of non-core Permian assets for net proceeds of $82 million
•Previously announced divestiture of Williston Basin assets expected to close in late Q3 2021
•As previously announced, Diamondback fully redeemed the $191 million aggregate principal amount of remaining 4.625% 2021 Energen bonds in June
•Announced full redemption of $432 million remaining aggregate principal amount of 5.375% bonds due 2025
•Flared 1.0% (2.0% including QEP) of gross natural gas production in the second quarter of 2021; 0.9% (1.7% including QEP) in the first half of 2021

2021 GUIDANCE UPDATE

•Increasing full year 2021 oil production guidance to 219 - 222 MBO/d (363 - 370 MBOE/d), up from 212 - 216 MBO/d (350 - 360 MBOE/d) previously
•Lowering full year 2021 cash CAPEX guidance to $1.525 - $1.625 billion, down 6% at the midpoint from $1.60 - $1.75 billion previously
•Initiating Q3 2021 oil production guidance of 233 - 239 MBO/d (388 - 398 MBOE/d); includes 15 - 17 MBO/d (25 - 29 MBOE/d) attributable to a full quarter of estimated net Q3 2021 Williston Basin production
•Initiating Q3 2021 Permian Basin oil production guidance of 218 - 222 MBO/d (363 - 370 MBOE/d)
•Q3 2021 cash CAPEX guidance of $430 - $480 million
•Diamondback believes it can maintain Q4 2021 Permian Basin oil production through full year 2022 with 10% - 15% more capital than the midpoint of its revised 2021 capital budget

“Diamondback built on its track record of execution in the second quarter, generating $578 million of Free Cash Flow. Operationally, capital efficiency continues to improve. As a result, we are cutting our 2021 capital budget by $100 million due to cost control and volume outperformance. Put simply, we are doing more with less: producing more barrels with less capital, fewer completed wells and fewer drilling rigs,” stated Travis Stice, Chief Executive Officer of Diamondback.

Mr. Stice continued, “From a macro perspective, the world oil market is still artificially undersupplied and there is not a call on shale production growth today. Therefore, Diamondback will maintain capital discipline by holding oil production flat for the foreseeable future. If this maintenance plan continues into 2022, we expect to be able to hold fourth quarter 2021 Permian oil production flat with 10 - 15% more capital than our current 2021 plan, demonstrating our improved capital efficiency that incorporates a full year of spend on the assets we acquired in the first quarter. We still believe the best path to long term value creation for stockholders today is achieved through flat oil production, lower costs and return of Free Cash Flow.”

Mr. Stice continued, “As we have stated in the past, an increased return will not hinder our efforts to continue to pay down gross debt, and we have proven that again today with our second dividend increase this year, bringing our year-to-date dividend growth to 20%. Additionally, beginning in 2022, we plan to return 50% of our Free Cash Flow to our stockholders. The form of this additional capital return will be decided by the Board at the appropriate time, but we intend to be flexible based on which opportunities we believe present the best return to our stockholders at that time.”

OPERATIONS UPDATE

The tables below provide a summary of operating activity for the second quarter of 2021.

Total Activity (Gross Operated):
	Number of Wells Drilled	Number of Wells Completed
Midland Basin	47	47
Delaware Basin	9	14
Williston Basin	—	4
Total	56	65

Total Activity (Net Operated):
	Number of Wells Drilled	Number of Wells Completed
Midland Basin	43	44
Delaware Basin	9	14
Williston Basin	—	3
Total	52	61

During the second quarter of 2021, Diamondback drilled 47 gross horizontal wells in the Midland Basin and nine gross horizontal wells in the Delaware Basin. The Company turned 47 operated horizontal wells to production in the Midland Basin, 14 operated horizontal wells to production in the Delaware Basin and four operated horizontal wells in the Williston Basin. The average lateral length for the wells completed during the second quarter was 11,137 feet. Operated completions during the second quarter consisted of 19 Lower Spraberry wells, ten Wolfcamp A wells, nine Middle Spraberry wells, eight Jo Mill wells, six

Wolfcamp B wells, five Third Bone Spring wells, two Second Bone Spring wells, two Dean wells, two Bakken wells and two Three Forks wells.

In the first half of 2021, Diamondback drilled 88 gross horizontal wells in the Midland Basin and 17 gross horizontal wells in the Delaware Basin. The Company turned 89 operated horizontal wells to production in the Midland Basin, 39 operated horizontal wells in the Delaware Basin and four operated horizontal wells in the Williston Basin. The average lateral length for wells completed during the first six months of 2021 was 10,729 feet, and consisted of 38 Wolfcamp A wells, 29 Lower Spraberry wells, 15 Middle Spraberry wells, 13 Jo Mill wells, 13 Wolfcamp B wells, eight Second Bone Spring wells, eight Third Bone Spring wells, three Dean wells, two Bakken wells, two Three Forks wells and one Barnett well.

FINANCIAL UPDATE
Diamondback's second quarter 2021 net income was $311 million, or $1.71 per diluted share. Adjusted net income (a non-GAAP financial measure as defined and reconciled below) was $437 million, or $2.40 per diluted share.

Second quarter 2021 Consolidated Adjusted EBITDA (as defined and reconciled below) was $1,001 million. Adjusted EBITDA net of non-controlling interest was $971 million.

Second quarter 2021 average unhedged realized prices were $63.22 per barrel of oil, $2.40 per Mcf of natural gas and $23.41 per barrel of natural gas liquids ("NGLs"), resulting in a total equivalent unhedged price of $45.63 per BOE.

Diamondback's cash operating costs for the second quarter of 2021 were $9.33 per BOE, including lease operating expenses ("LOE") of $4.30 per BOE, cash general and administrative ("G&A") expenses of $0.63 per BOE, production and ad valorem taxes of $2.87 per BOE and gathering and transportation expenses of $1.53 per BOE. LOE increased quarter over quarter due to the integration of QEP's Williston Basin assets which carry a higher expense structure than Diamondback's Permian Basin assets. LOE is expected to decrease when the previously announced sale of the Williston Basin assets closes.

As of June 30, 2021, Diamondback had $284 million in standalone cash and no borrowings outstanding under its revolving credit facility, with approximately $1.6 billion available for future borrowing under the facility and $1.9 billion of total liquidity.

During the second quarter of 2021, Diamondback spent $330 million on drilling and completion, $10 million on midstream, $14 million on infrastructure and $12 million on non-operated properties, for total cash capital expenditures of $366 million. During the first half of 2021, Diamondback has spent $603 million on drilling and completions, $17 million on midstream, $22 million on infrastructure and $20 million on non-operated properties, for total cash capital expenditures of $662 million.

DIVIDEND DECLARATION

Diamondback announced today that the Company's Board of Directors declared a cash dividend of $0.45 per common share for the second quarter of 2021 payable on August 19, 2021, to stockholders of record at the close of business on August 12, 2021. Future dividends remain subject to review and approval at the discretion of the Company's Board of Directors.

FULL YEAR 2021 GUIDANCE

Below is Diamondback's guidance for the full year 2021, which includes the initiation of third quarter production and capital guidance.

	2021 Guidance	2021 Guidance
	Diamondback Energy, Inc.	Viper Energy Partners LP

Total net production – MBOE/d(a)	363 - 370	26.25 - 27.00
Oil production – MBO/d(a)	219 - 222	15.75 - 16.25
Q3 2021 oil production - MBO/d (total - MBOE/d)(a)	233 - 239 (388 - 398)
Q3 2021 Permian Basin oil production - MBO/d (total - MBOE/d)	218 - 222 (363 - 370)
Unit costs ($/BOE)
Lease operating expenses, including workovers	$3.90 - $4.30
G&A
Cash G&A	$0.45 - $0.55	$0.60 - $0.80
Non-cash equity-based compensation	$0.30 - $0.40	$0.10 - $0.25
DD&A	$8.75 - $10.75	$9.50 - $10.50
Interest expense (net of interest income)	$1.50 - $1.70	$3.00 - $3.25
Gathering and transportation	$1.25 - $1.35

Production and ad valorem taxes (% of revenue)(b)	7%	7%
Corporate tax rate (% of pre-tax income)	23%

Gross horizontal wells drilled (net)	210 - 220 (193 - 202)
Gross horizontal wells completed (net)	265 - 275 (246 - 256)
Average lateral length (Ft.)	~10,300'
Midland Basin well costs per lateral foot	$520 - $550
Delaware Basin well costs per lateral foot	$720 - $800
Midland Basin net lateral feet (%)	~75%
Delaware Basin net lateral feet (%)	~25%

Capital Budget ($ - million)
Operated horizontal drilling and completion	$1,215 - $1,265
Non-operated capital and capital workovers	$160 - $180
Midstream (ex. long-haul pipeline investments)(c)	$50 - $70
Infrastructure and environmental	$100 - $110
2021 Capital Spend	$1,525 - $1,625
Q3 2021 cash capex	$430 - $480
(a)Assumes full third quarter 2021 Williston Basin production contribution of 15-17 MBO/d (25-29 MBOE/d). Third quarter volumes will be reduced proportionally dependent upon final close date of Williston Basin Sale.
(b)Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.
(c)Includes $20 million of spend related to midstream assets currently owned directly by Diamondback.

CONFERENCE CALL
Diamondback will host a conference call and webcast for investors and analysts to discuss its results for the second quarter of 2021 on Tuesday, August 3, 2021 at 8:00 a.m. CT. Participants should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and use the confirmation code 3973167. A telephonic replay will be available from 11:00 a.m. CT on Tuesday, August 3, 2021, through Tuesday, August 10, 2021 at 11:00 a.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 3973167. A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including the current volatile industry and macroeconomic conditions, commodity price volatility, production levels, the impact of the recent presidential and congressional elections on energy and environmental policies and regulations, any other potential regulatory actions (including those that may impose production limits in the Permian Basin), the impact and duration of the COVID-19 pandemic, acquisitions and sales of assets, including the recently completed Guidon and QEP acquisitions, and the anticipated synergies and costs savings from those transactions, as well as the pending sale of assets, future dividends, production, drilling and capital expenditure plans, severe weather conditions (such as the impact of the recent severe winter storms in February 2021 in the Permian Basin on production volumes), impact of impairment charges and effects of hedging arrangements. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission ("SEC"), including its reports on Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Diamondback Energy, Inc.
Consolidated Balance Sheets
(unaudited, in millions, except share amounts)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$344	$104
Restricted cash	18	4
Accounts receivable:
Joint interest and other, net	78	56
Oil and natural gas sales, net	579	281
Inventories	52	33
Derivative instruments	13	1
Income tax receivable	33	100
Prepaid expenses and other current assets	25	23
Total current assets	1,142	602
Property and equipment:
Oil and natural gas properties, full cost method of accounting ($8,287 million and $7,493 million excluded from amortization at June 30, 2021 and December 31, 2020, respectively)	32,155	27,377
Midstream assets	1,018	1,013
Other property, equipment and land	160	138
Accumulated depletion, depreciation, amortization and impairment	(12,914)	(12,314)
Property and equipment, net	20,419	16,214
Funds held in escrow	34	51
Equity method investments	518	533
Derivative instruments	5	—
Deferred income taxes, net	28	73
Investment in real estate, net	89	101
Other assets	100	45
Total assets	$22,335	$17,619
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$104	$71
Accrued capital expenditures	236	186
Current maturities of long-term debt	—	191
Other accrued liabilities	455	302
Revenues and royalties payable	404	237
Derivative instruments	773	249
Total current liabilities	1,972	1,236
Long-term debt	7,360	5,624
Derivative instruments	32	57
Asset retirement obligations	185	108
Deferred income taxes	879	783
Other long-term liabilities	17	7
Total liabilities	10,445	7,815
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized; 181,049,191 and 158,088,182 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	2	2
Additional paid-in capital	14,399	12,656
Retained earnings (accumulated deficit)	(3,475)	(3,864)
Total Diamondback Energy, Inc. stockholders’ equity	10,926	8,794
Non-controlling interest	964	1,010
Total equity	11,890	9,804
Total liabilities and equity	$22,335	$17,619

Diamondback Energy, Inc.
Consolidated Statements of Operations
(unaudited, $ in millions except per share data, shares in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Oil, natural gas and natural gas liquid sales	$1,667	$412	$2,839	$1,295
Midstream services	12	11	23	25
Other operating income	2	2	3	4
Total revenues	1,681	425	2,865	1,324
Costs and expenses:
Lease operating expenses	157	103	259	230
Production and ad valorem taxes	105	22	180	93
Gathering and transportation	56	36	87	72
Midstream services expense	23	32	51	55
Depreciation, depletion, amortization and accretion	341	344	614	753
Impairment of oil and natural gas properties	—	2,539	—	3,548
General and administrative expenses	36	20	61	44
Merger and integration expense	2	—	77	—
Other operating expense	6	1	10	3
Total costs and expenses	726	3,097	1,339	4,798
Income (loss) from operations	955	(2,672)	1,526	(3,474)
Other income (expense):
Interest expense, net	(57)	(46)	(113)	(94)
Other income (expense), net	(7)	3	(6)	(6)
Gain (loss) on derivative instruments, net	(497)	(361)	(661)	181
Gain (loss) on sale of equity method investments	23	—	23	—
Loss on extinguishment of debt	—	(3)	(61)	(3)
Income (loss) from equity investments	5	(13)	2	(13)
Total other income (expense), net	(533)	(420)	(816)	65
Income (loss) before income taxes	422	(3,092)	710	(3,409)
Provision for (benefit from) income taxes	94	(681)	159	(598)
Net income (loss)	328	(2,411)	551	(2,811)
Net income (loss) attributable to non-controlling interest	17	(18)	20	(146)
Net income (loss) attributable to Diamondback Energy, Inc.	$311	$(2,393)	$531	$(2,665)

Earnings (loss) per common share:
Basic	$1.72	$(15.16)	$3.08	$(16.86)
Diluted	$1.71	$(15.16)	$3.06	$(16.86)
Weighted average common shares outstanding:
Basic	181,009	157,829	172,636	158,060
Diluted	181,968	157,829	173,518	158,060
Dividends declared per share	$0.45	$0.375	$0.85	$0.75

Diamondback Energy, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income (loss)	$328	$(2,411)	$551	$(2,811)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for (benefit from) deferred income taxes	91	(681)	155	(536)
Impairment of oil and natural gas properties	—	2,539	—	3,548
Depreciation, depletion, amortization and accretion	341	344	614	753
Loss on extinguishment of debt	—	3	61	3
(Gain) loss on derivative instruments, net	497	361	661	(181)
Cash received (paid) on settlement of derivative instruments	(306)	210	(484)	297
Equity-based compensation expense	13	9	23	18
(Gain) loss on sale of equity method investments	(23)	—	(23)	—
Other	3	16	13	28
Changes in operating assets and liabilities:
Accounts receivable	(35)	54	(172)	229
Income tax receivable	(1)	—	99	(62)
Prepaid expenses and other	(4)	5	18	1
Accounts payable and accrued liabilities	—	(15)	(26)	(50)
Revenues and royalties payable	50	(64)	100	(50)
Other	—	(46)	(12)	(14)
Net cash provided by (used in) operating activities	954	324	1,578	1,173
Cash flows from investing activities:
Drilling, completions and non-operated additions to oil and natural gas properties	(342)	(488)	(623)	(1,178)
Infrastructure additions to oil and natural gas properties	(14)	(24)	(22)	(80)
Additions to midstream assets	(10)	(50)	(17)	(94)
Purchase of business and assets, net	(68)	(24)	(410)	(64)
Acquisitions of mineral interests	(1)	—	(1)	(65)
Proceeds from sale of assets	100	—	100	—
Funds held in escrow	1	—	51	—
Contributions to equity method investments	(2)	(33)	(6)	(66)
Distributions from equity method investments	18	8	18	18
Proceeds from the sale of equity method investments	23	—	23	—
Other	(16)	(1)	(11)	(6)
Net cash provided by (used in) investing activities	(311)	(612)	(898)	(1,535)
Cash flows from financing activities:
Proceeds from borrowings under credit facilities	229	222	661	652
Repayments under credit facilities	(325)	(250)	(780)	(390)
Proceeds from senior notes	—	497	2,200	497
Repayment of senior notes	(191)	(222)	(2,107)	(222)
Premium on extinguishment of debt	—	—	(166)	—
Proceeds from (repayments to) joint venture	(6)	27	(10)	43
Repurchased shares under buyback program	—	—	—	(98)
Repurchased units under buyback program	(12)	—	(36)	—
Dividends to stockholders	(72)	(59)	(140)	(118)
Distributions to non-controlling interest	(24)	(19)	(41)	(62)
Financing portion of net cash received (paid) for derivative instruments	(17)	—	59	—
Other	(3)	(4)	(32)	(9)
Net cash provided by (used in) financing activities	(421)	192	(392)	293
Net increase (decrease) in cash and cash equivalents	222	(96)	288	(69)
Cash, cash equivalents and restricted cash at beginning of period	174	155	108	128
Cash, cash equivalents and restricted cash at end of period	$396	$59	$396	$59

Diamondback Energy, Inc.
Consolidated Statements of Cash Flows - Continued
(unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Supplemental disclosure of non-cash transactions:
Common stock issued for business combinations	$—	$—	$1,727	$—

Diamondback Energy, Inc.
Selected Operating Data
(unaudited)

	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021	Three Months Ended June 30, 2020
Production Data:
Oil (MBbls)	22,067	16,578	16,045
Natural gas (MMcf)	44,506	34,109	31,857
Natural gas liquids (MBbls)	7,047	5,405	5,411
Combined volumes (MBOE)(1)	36,532	27,668	26,765

Daily oil volumes (BO/d)(2)	242,495	184,200	176,323
Daily combined volumes (BOE/d)(2)	401,451	307,422	294,126

Average Prices:
Oil ($ per Bbl)	$63.22	$56.94	$21.99
Natural gas ($ per Mcf)	$2.40	$3.05	$0.63
Natural gas liquids ($ per Bbl)	$23.41	$22.94	$7.17
Combined ($ per BOE)	$45.63	$42.36	$15.39

Oil, hedged ($ per Bbl)(3)	$49.85	$46.81	$35.21
Natural gas, hedged ($ per Mcf)(3)	$1.82	$2.64	$0.33
Natural gas liquids, hedged ($ per Bbl)(3)	$23.27	$22.76	$7.17
Average price, hedged ($ per BOE)(3)	$36.82	$35.75	$22.95

Average Costs per BOE:
Lease operating expenses	$4.30	$3.69	$3.85
Production and ad valorem taxes	2.87	2.71	0.83
Gathering and transportation expense	1.53	1.12	1.35
General and administrative - cash component	0.63	0.54	0.41
Total operating expense - cash	$9.33	$8.06	$6.44

General and administrative - non-cash component	$0.36	$0.36	$0.33
Depletion	$8.70	$9.29	$12.33
Interest expense, net	$1.56	$2.02	$1.72
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.
(3)Hedged prices reflect the effect of our commodity derivative transactions on our average sales prices. Our calculation of such effects includes realized gains and losses on cash settlements for matured commodity derivatives, which we do not designate for hedge accounting.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as net income (loss) attributable to Diamondback Energy, Inc., plus net income (loss) attributable to non-controlling interest ("net income (loss)") before non-cash (gain) loss on derivative instruments, net, interest expense, net, depreciation, depletion, amortization and accretion, depreciation and interest expense related to equity method investments, impairment and abandonments related to equity method investments, (gain) loss on sale of equity method investments, loss on extinguishment of debt, impairment of oil and natural gas properties, non-cash equity-based compensation expense, capitalized equity-based compensation expense, merger and integration expense, other non-cash transactions and provision for (benefit from) income taxes, if any. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles ("GAAP"). Management believes Adjusted EBITDA is useful because the measure allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company adds the items listed above to net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets. The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) attributable to Diamondback Energy, Inc. to the non-GAAP financial measure of Adjusted EBITDA:

Diamondback Energy, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited, in millions)

	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021	Three Months Ended June 30, 2020
Net income (loss) attributable to Diamondback Energy, Inc.	$311	$220	$(2,393)
Net income (loss) attributable to non-controlling interest	17	3	(18)
Net income (loss)	328	$223	(2,411)
Non-cash (gain) loss on derivative instruments, net	174	62	571
Interest expense, net	57	56	46
Depreciation, depletion, amortization and accretion	341	273	344
Depreciation and interest expense related to equity method investments	10	11	7
Impairment and abandonments related to equity method investments	—	3	16
(Gain) loss on sale of equity method investments	(23)	—	—
Loss on extinguishment of debt	—	61	3
Impairment of oil and natural gas properties	—	—	2,539
Non-cash equity-based compensation expense	18	14	11
Capitalized equity-based compensation expense	(5)	(4)	(2)
Merger and integration expense	2	75	—
Other non-cash transactions	5	6	(2)
Provision for (benefit from) income taxes	94	65	(681)
Consolidated Adjusted EBITDA	1,001	845	441
Less: Adjustment for non-controlling interest	30	9	27
Adjusted EBITDA attributable to Diamondback Energy, Inc.	$971	$836	$414

Adjusted net income is a non-GAAP financial measure equal to net income (loss) attributable to Diamondback Energy, Inc. plus net income (loss) attributable to non-controlling interest ("net income (loss)") adjusted for non-cash (gain) loss on derivative instruments, net, (gain) loss on sale of equity method investments, merger and integration expense, other non-cash transactions and related income tax adjustments, if any. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes Adjusted Net Income helps investors in the oil and natural gas industry to measure and compare the Company's performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.
The following table presents a reconciliation of adjusted net income to net income (loss) attributable to Diamondback Energy, Inc.:

Diamondback Energy, Inc.
Adjusted Net Income
(unaudited, in millions, except per share data)

	Three Months Ended June 30, 2021
	Amounts	Amounts Per Diluted Share
Net income (loss) attributable to Diamondback Energy, Inc.	$311	$1.71
Net income (loss) attributable to non-controlling interest	17	0.09
Net income (loss)	328	1.80
Non-cash (gain) loss on derivative instruments, net	174	0.96
(Gain) loss on sale of equity method investments	(23)	(0.13)
Merger and integration expense	2	0.01
Other non-cash transactions	5	0.03
Adjusted net income excluding above items	486	2.67
Income tax adjustment for above items	(35)	(0.19)
Adjusted net income	451	2.48
Less: Adjusted net income attributable to non-controlling interest	14	0.08
Adjusted net income attributable to Diamondback Energy, Inc.	$437	$2.40

Weighted average common shares outstanding:
Basic		181,009
Diluted		181,968

Operating cash flow before working capital changes, which is a non-GAAP financial measure representing net cash provided by operating activities as determined under GAAP without regard to changes in operating assets and liabilities. The Company believes operating cash flow before working capital changes is a useful measure of an oil and natural gas company’s ability to generate cash used to fund exploration, development and acquisition activities and service debt or pay dividends. The Company also uses this measure because adjusted operating cash flow relates to the timing of cash receipts and disbursements that the Company may not control and may not relate to the period in which the operating activities occurred. This allows the Company to compare its operating performance with that of other companies without regard to financing methods and capital structure.

Free Cash Flow, which is a non-GAAP financial measure, is cash flow from operating activities before changes in working capital in excess of cash capital expenditures. The Company believes that Free Cash Flow is useful to investors as it provides a measure to compare both cash flow from operating activities and additions to oil and natural gas properties across periods on a consistent basis. These measures should not be considered as an alternative to, or more meaningful than, net cash provided by operating activities as an indicator of operating performance. The Company's computation of operating cash flow before working capital changes and Free Cash Flow may not be comparable to other similarly titled measures of other companies. The Company uses Free Cash Flow to reduce debt, and increase the return of capital to stockholders above the base dividend.

The following tables present a reconciliation of net cash provided by operating activities to operating cash flow before working capital changes and to Free Cash Flow:

Diamondback Energy, Inc.
Operating Cash Flow
(unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$954	$324	$1,578	$1,173
Less: Changes in cash due to changes in operating assets and liabilities:
Accounts receivable	(35)	54	(172)	229
Income tax receivable	(1)	—	99	(62)
Prepaid expenses and other	(4)	5	18	1
Accounts payable and accrued liabilities	—	(15)	(26)	(50)
Revenues and royalties payable	50	(64)	100	(50)
Other	—	(46)	(12)	(14)
Total working capital changes	10	(66)	7	54
Operating cash flow before working capital changes	$944	$390	$1,571	$1,119

Operating cash flow per common share:
Basic	$5.22	$2.47	$9.10	$7.08
Diluted	$5.19	$2.47	$9.05	$7.08
Weighted average common shares outstanding:
Basic	181,009	157,829	172,636	158,060
Diluted	181,968	157,829	173,518	158,060

Diamondback Energy, Inc.
Free Cash Flow
(unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating cash flow before working capital changes	$944	$390	$1,571	$1,119

Drilling, completions and non-operated additions to oil and natural gas properties	(342)	(488)	(623)	(1,178)
Infrastructure additions to oil and natural gas properties	(14)	(24)	(22)	(80)
Additions to midstream assets	(10)	(50)	(17)	(94)
Total Cash CAPEX	(366)	(562)	(662)	(1,352)
Free Cash Flow	$578	$(172)	$909	$(233)

Free cash flow per common share:
Basic	$3.19	$(1.09)	$5.27	$(1.47)
Diluted	$3.18	$(1.09)	$5.24	$(1.47)

Weighted average common shares outstanding:
Basic	181,009	157,829	172,636	158,060
Diluted	181,968	157,829	173,518	158,060

RECONCILIATION OF TOTAL DEBT TO NET DEBT

The Company defines net debt as total debt less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	June 30, 2021	Net Q2 Borrowings/(Repayments)	March 31, 2021	December 31, 2020	June 30, 2020
	(in millions)
Diamondback Energy, Inc.(a)	$6,373	$(250)	$6,623	$4,713	$4,822
Viper Energy Partners LP(a)	542	5	537	564	640
Rattler Midstream LP(a)	505	(49)	554	579	523
Total debt	7,420	$(294)	7,714	5,856	5,985
Cash and cash equivalents	(344)		(121)	(104)	(51)
Net debt	$7,076		$7,593	$5,752	$5,934
(a) Excludes debt issuance costs, discounts, premiums and fair value hedges.

DERIVATIVES

As of July 30, 2021, the Company had the following outstanding consolidated derivative contracts, including derivative contracts at Viper Energy Partners LP. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent pricing and with natural gas derivative settlements based on the New York Mercantile Exchange Henry Hub pricing. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Swaps - WTI (Cushing)	38,348	30,674	1,000	1,000	—	—
	$42.82	$42.36	$45.00	$45.00	—	—
Swaps - WTI (Magellan East Houston)	5,000	5,000	—	—	—	—
	$37.78	$37.78	—	—	—	—
Swaps - Crude Brent Oil(1)	5,000	5,000	—	—	—	—
	$41.62	$41.62	—	—	—	—
Costless Collars - WTI (Cushing)	17,685	29,663	19,500	11,000	—	—
Long Put Price ($/Bbl)	$35.27	$39.83	$46.28	$47.27	—	—
Ceiling Price ($/Bbl)	$46.50	$56.45	$72.67	$74.07	—	—
Costless Collars - WTI (Magellan East Houston)	5,000	5,000	22,000	22,000	6,000	—
Long Put Price ($/Bbl)	$45.00	$45.00	$45.91	$46.36	$50.00	—
Ceiling Price ($/Bbl)	$57.90	$78.75	$70.95	$72.20	$77.12	—
Costless Collars - Crude Brent Oil	67,000	59,000	55,000	32,000	9,000	5,000
Long Put Price ($/Bbl)	$40.39	$40.95	$45.55	$46.25	$47.22	$45.00
Ceiling Price ($/Bbl)	$49.28	$50.93	$71.08	$76.81	$78.34	$75.56
Long Puts - WTI (Cushing)(2)	—	—	7,500	—	—	—
	—	—	$47.51	—	—	—
Long Puts - Crude Brent Oil(3)	—	—	4,000	4,000	—	—
	—	—	$50.00	$50.00	—	—
Basis Swaps - WTI (Midland)	34,000	34,000	10,000	10,000	10,000	10,000
	$0.91	$0.91	$0.84	$0.84	$0.84	$0.84
Roll Swaps - WTI	57,261	64,000	20,000	20,000	20,000	20,000
	$0.50	$0.56	$0.54	$0.54	$0.54	$0.54

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Natural Gas Swaps - Henry Hub	245,000	245,000	—	—	—	—
	$2.65	$2.65	—	—	—	—
Natural Gas Swaps - Waha Hub	50,000	50,000	—	—	—	—
	$1.92	$1.92	—	—	—	—
Costless Collars - Henry Hub	—	—	250,000	190,000	80,000	80,000
Long Put Price ($/Mmbtu)	—	—	$2.64	$2.53	$2.50	$2.50
Ceiling Price ($/Mmbtu)	—	—	$4.44	$4.01	$4.45	$4.45
Natural Gas Basis Swaps - Waha Hub	250,000	250,000	210,000	210,000	210,000	210,000
	$-0.66	$-0.66	$-0.34	$-0.34	$-0.34	$-0.34

	Natural Gas Liquids (Bbls/day, $/Bbl)
	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Natural Gas Liquids Swaps - Mont Belvieu Propane	2,000	2,000	—	—	—	—
	$29.40	$29.40	—	—	—	—

(1) Excludes swaptions for 13,900 BO/d for first half of 2022, and 8,250 BO/d for second half 2022, whereby the counterparty has the right to exercise the hedge at a weighted-average price of $67.54/Bbl in the first half of 2022 and $68.62/Bbl in the second half of 2022.
(2) Excludes deferred premium at the weighted-average price of $1.66/Bbl.
(3) Excludes deferred premium at the weighted-average price of $1.60/Bbl.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com